Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Biotech Acquisition Company on Form S-4 of our report dated March 7, 2022, with respect to our audits of the consolidated financial statements of Biotech Acquisition Company as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from September 3, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

March 15, 2022